Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 27, 2008, relating to the financial statements and financial statement schedule of Thoratec Corporation (which report expresses an unqualified opinion and includes explanatory paragraphs regarding the Company's adoption of Financial Accounting Standards Board Interpretation No. 48 “Accounting for Uncertainty in Income Taxes” and Statement of Financial Accounting Standard No. 123 (revised 2004), “Share-Based Payment”), and our report dated February 27, 2008 relating to the effectiveness of Thoratec Corporation's internal control over financial reporting, appearing in the Annual Report on Form 10-K of Thoratec Corporation for the year ended December 29, 2007.
/s/ Deloitte & Touche LLP
San Francisco, California
April 30, 2008